Exhibit 99.1

Investor Contact: Melanie Skijus

Graphic Packaging Holding Company

770-240-8542

Melanie.Skijus@graphicpkg.com

Graphic Packaging Holding Company Concludes Successful Partnership with International Paper; Exchanges Remaining Minority Partnership Interest

Atlanta, GA, May 24, 2021 – Graphic Packaging Holding Company (NYSE: GPK), (the “Company” or “Graphic Packaging”) announced today the conclusion of its successful partnership with International Paper Company. The final tranche of the membership interests held by International Paper in Graphic Packaging International Partners, LLC (the “Partnership”) were exchanged for an equivalent number of shares of Graphic Packaging common stock. As a result, Graphic Packaging now owns 100% of the Partnership.

Michael Doss, the Company’s President and CEO, said, “The partnership with International Paper played an important role as we established our leadership position in fiber-based consumer packaging across all three paperboard substrates. The highly integrated model we have built enables us to serve a broad set of global customers with new and innovative packaging solutions, positioning us to achieve the ambitious growth and return goals established in Vision 2025. Through the combination with International Paper’s consumer packaging business, along with our other organic and inorganic growth initiatives, we have built scale across all three paperboard substrates, and have unique flexibility to quickly meet changing demand patterns for sustainable packaging solutions and deliver value for all stakeholders.”

Doss added, “I want to thank Mark Sutton, Chairman and Chief Executive Officer, and the entire International Paper team for their contributions in building a platform to service and grow with new customers in attractive markets. The partnership was mutually beneficial and provided returns for both companies.”

Graphic Packaging completed the combination with International Paper’s North America Consumer Packaging Business in January 2018. Graphic Packaging owned 79.5% of the partnership and was sole manager, while International Paper owned 20.5%. As part of the final transaction, 22,773,072 membership units were exchanged for an equivalent number of shares of Graphic Packaging common stock. The total number of shares of the Company’s common stock outstanding following the transaction is roughly 306.9 million shares.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of sustainable fiber-based packaging solutions for a wide variety of products to food, beverage, foodservice, and other consumer products companies. The Company operates on a global basis, is one of the largest producers of folding cartons and paper-based foodservice products in the United States, and holds leading market positions in coated recycled paperboard, coated unbleached kraft paperboard and solid bleached sulfate paperboard. The Company’s customers include many of the world’s most widely-recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at https://www.graphicpkg.com/.